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                                                                    EXHIBIT 99.4

                             HIGHLAND BANCORP, INC.
                      AMENDMENT TO STOCK OPTION AGREEMENT


     This Amendment to Stock Option Agreement (the "Amendment") is dated as of the __ day of January, 1998, by and among Highland Bancorp, Inc., a Delaware corporation (the "Company"), Highland Federal Bank, a federally chartered savings bank (the "Bank"), and ________________ (the "Optionee").

     WHEREAS, the Optionee holds an incentive [non-qualified] stock option (the "Bank Option") issued by the Bank to acquire _______ shares of the common stock of the Bank, $1.00 par value per share (the "Bank Common Stock"), at the exercise price of $_____ per share, upon the terms and conditions set forth in a written option agreement (the "Stock Option Agreement"), a copy of which is attached hereto and incorporated herein by reference, subject to the provisions of the Bank's 1994 Stock Option and Performance Share Award Plan (the "Plan").

     WHEREAS, the Company, the Bank and Highland Federal Interim Savings Bank, an interim federal savings bank organized for the sole purpose of effecting the reorganization of the Bank into a holding company form of organization (the "Reorganization"), have entered into that certain Plan of Reorganization and Agreement of Merger dated December 11, 1997, pursuant to which the Reorganization was completed December 16, 1997.

     WHEREAS, in connection with the Reorganization, the Company has agreed to assume the Bank Option held by the Optionee subject to, among other things, the amendment of the Stock Option Agreement to provide for the issuance of shares of the common stock of the Company, $0.01 par value per share (the "Company Common Stock"), in lieu of Bank Common Stock upon exercise of the option.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Assumption/Substitution of Option. The Company hereby issues to the Optionee as an assumption of and in substitution for the Bank Option granted to the Optionee pursuant to the Plan an option (the "Company Option") to purchase, upon and subject to the same terms and conditions set forth in the Stock Option Agreement, all or any part of a number of shares of Company Common Stock equal to the number of shares of Bank Common Stock subject to the Bank Option, minus any number of shares of Bank Common Stock acquired as a result of the exercise of the Bank Option prior to completion of the Reorganization. The exercise price per share of the Company Option shall be the same exercise price per share as the Bank Option being assumed. The effective date of the issuance of the Company Option shall be the date of completion of the Reorganization.

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     2.   Cancellation of Bank Option.  Effective as of the completion of the
Reorganization, the terms and conditions of this Amendment are wholly substituted for and replace the terms and conditions of the Stock Option Agreement, except to the extent that the Stock Option Agreement is incorporated by reference herein. To the extent that the terms and conditions of this Amendment are inconsistent with any provision of the Stock Option Agreement, the terms and conditions of this Amendment shall govern.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                              HIGHLAND BANCORP, INC.


                              By:____________________________________________



                              HIGHLAND FEDERAL BANK


                              By:____________________________________________



                              _______________________________________________
                              Optionee

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